Letter of Acknowledgment RE: Unaudited Financial Information

The Board of Directors
LSB Industries, Inc.

We are aware of the incorporation by reference in the Registration Statement (Form S-8 No. 33-8302) pertaining to the 1981 and 1986 Incentive Stock Option Plans, the Registration Statement (Form S-8
No. 333-58225) pertaining to the 1993 Stock Option and Incentive Plan, the Registration Statements (Forms S-8 No. 333-62831, No. 333-62835,
No. 333-62839, No. 333-62843, and No. 333-62841) pertaining to the registration of an aggregate 225,000 shares of common stock pursuant to certain Non-Qualified Stock Option Agreements for various employees and the Registration Statement (Form S-3 No. 33-69800) of LSB Industries, Inc. and in the related Prospectuses of our report dated August 19, 1999, relating to the unaudited condensed consolidated interim financial statements of LSB Industries, Inc., which are included in its Form 10-Q for the quarter ended June 30, 1999.

Pursuant to Rule 436(c) of the Securities Act of 1933, our report is not a part of the registration statement prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.


                                         /s/ Ernst & Young LLP

                                         Ernst & Young LLP


Oklahoma City, Oklahoma
August 19, 1999